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                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is made as of September 1, 2001 by and between GREAT WESTERN LAND AND RECREATION, INC., a Delaware corporation (the "Company"), and JAY N. TOROK ("Employee").

         Employee and the Company desire to set forth the terms and conditions of Employee's employment with the Company. Employee understands that the Company intends to merge with Quepasa.com, Inc., a Nevada corporation ("Quepasa"), with the Company being the surviving corporation. In the event that such merger, or any other acquisition of a publicly held company (in either case, an "Acquisition"), is consummated, the Company agrees that it shall cause the Company, or such other corporation as may be the surviving corporation (in either case, the "Surviving Corporation"), to assume the Company's liabilities hereunder and to discharge such liabilities as though the Surviving Corporation were a party to this Agreement. Throughout this Agreement, unless the context otherwise requires, references to the Company shall also include the Surviving Corporation.

         For valuable consideration received, the parties agree as follows:

         1. EMPLOYMENT. The Company agrees to employ Employee as Chairman, Chief Executive Officer and President of the Company. Employee agrees that he shall at all times exercise his best judgment in the performance of these duties and shall perform such further duties as may be required by the Company under the direction and control of the Board of Directors of the Company.

         2. DEVOTION TO EMPLOYMENT. Employee accepts employment with the Company on the terms and conditions set forth herein and agrees to devote his full business time and effort to perform his duties on behalf of the Company in the position set forth in paragraph 1. While employed by the Company, Employee shall not be actively engaged in any other business activity which impairs his ability to satisfy his obligations to the Company and shall not engage in any activity competitive with the Company or detrimental to the Company's business. Employee agrees to comply with the reasonable policies, standards and regulations established by the Company from time to time.

         3. COMPENSATION. The Company agrees to pay Employee compensation for his services as follows:

                  A. SALARY. Commencing September 1, 2001, Employee's initial annual salary shall be One Hundred Twenty-Five Thousand Dollars ($125,000), payable in semi monthly installments of Five Thousand Two Hundred Eight Dollars ($5,208) each. The Company shall pay Employee according to its usual practices, including withholding for applicable federal, state and local taxes and for other normal items. Employee's salary shall be adjusted not less frequently than annually by the Board of

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         Directors of the Company or by a compensation committee selected by the Board of Directors. The magnitude of such salary adjustment shall be in the Board of Director's or compensation committee's discretion; provided, however, Employee's salary shall be adjusted upward each year by at least four percent (4%). In the event an Acquisition is consummated, Employee's annual salary shall be increased to a minimum of One Hundred Seventy-Five Thousand ($175,000). The increase in annual salary caused by the consummation of an Acquisition (the "Adjustment") shall be paid to Employee as he may direct, which direction may include payment to a trust, a personal holding company, or such other entity or affiliated company as Employee may deem appropriate. Apart from the Adjustment, this paragraph shall be unmodified by the consummation of an Acquisition.

                  B. STOCK OPTIONS. In the event of the consummation of an Acquisition, the Company will cause Employee to be granted options to acquire common shares of the Surviving Corporation upon the closing of such Acquisition at a price per share not more than the fair market value of such shares on the date of closing. At a minimum, Company will cause Employee to be granted an option to acquire not less than 750,000 common shares of the Surviving Corporation, as has been approved by the Board of Directors and the Compensation Committee of Quepasa. The options will be evidenced by a Stock Option Agreement, and will vest monthly over a three-year period as long as Employee continues to be employed by the Company. The Company shall not permit any additional options to be granted by the Surviving Corporation, unless and until Employee has been granted an option to acquire that number of common shares of the Surviving Corporation which shall be equal to at least equal to the maximum number of common shares then held, or which may be acquired pursuant to any option agreement, by any other employee, or former employee, of the Company, the Acquisition target, or the Surviving Corporation. For purposes of the foregoing calculation, all common shares which may be acquired pursuant to any options, including any common shares which may be acquired pursuant to options ("Out of the Money Options") where the exercise price exceeds the then fair market value by Five Dollars ($5) per share, or more, shall be included, unless Employee, in his sole discretion, agrees to exclude Out of the Money Options from the calculation.

                  C. MEDICAL AND DENTAL INSURANCE PLAN. Employee shall be covered under the Company's medical and dental insurance plan which is generally applicable to all employees from time to time. The Company retains the right to modify medical insurance coverage as it deems appropriate. Except as otherwise provided for by law or in paragraph 6 below, the Company is under no obligation or duty to provide medical coverage to the Employee after he has ceased to serve as an employee of the Company.

                  The Company shall provide for an annual physical examination for Employee, at no cost to Employee, while Employee is employed by the Company. Such examination will consist of a thorough examination regarding all aspects of appropriate health care, both for prevention and for possible sickness cure or treatment.

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                  D. VACATION.  Employee shall be entitled to twenty (20)
         days of paid vacation per fiscal year. Vacation days may be taken at any time; provided that they are taken in increments of five (5) days or more.

                  E. BONUS PLAN; STOCK OPTION PLAN. Employee shall be eligible to participate in any bonus plan ("Bonus Plan") and/or a stock option plan ("Stock Option Plan") based upon the future performance of the Company which shall be offered to any other executives of the Company.

                  F. ADDITIONAL BENEFITS. Employee shall be offered all other benefits, including insurance, personal days and professional days which may be offered to any other executives of the Company. The Company shall pay the premiums for Employee's existing split dollar life insurance policy. If, in the future, the Company generally provides other benefits to all employees of the Company, such benefits also shall be provided to Employee.

                  G. REIMBURSEMENT OF BUSINESS EXPENSES. The Company shall reimburse Employee for the valid business expenses of Employee incurred by Employee in connection with the performance of his duties on behalf of the Company; provided that Employee submits receipts or other evidence of such expenses. Reimbursement payments shall be made by the Company at least once a month.

                  Without limiting the generality of the foregoing, Company shall provide Employee with a Company vehicle of a suitable type such that he may use it to meet and transport visitors, customers, stockholders, lenders, and other parties associated with the Company's business, as well as visit any development site, proposed development site, or ranch owned by the Company (or its successors, affiliates or assigns) or in which Company (or such other person) may have an ownership interest or prospective ownership interest. The vehicle provided by the Company shall be appropriate for such visits. The Company shall pay all costs and expenses relating to the vehicle, including, without limitation, all lease costs, down payments, loan payments, insurance costs, maintenance and repair expenses, and gasoline, oil and other operational costs.

         4. EMPLOYEE AT WILL. Employee is employed "at will". Subject to the notice requirements set forth in paragraph 5 below and the severance compensation set forth in paragraph 6 below, either Employee or the Company may terminate Employee's employment at any time, for any reason, with or without cause.

         5. TERMINATION. Employee's employment may be terminated by Employee by delivery to the Company of a written notice of termination at least two (2) weeks prior to the termination date. Employee's employment shall be terminated automatically upon the death of Employee or the permanent incapacity of Employee to perform the services agreed to hereunder. Employee's employment may be terminated by the Company upon Employee's receipt of written notice of termination. Upon termination of employment, Employee will promptly return to the Company all customer records as that term is defined in paragraph 7

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below, all confidential information, as that term is defined in paragraph 8 below, and all other documents and equipment pertaining to the business of the Company. Employee further agrees that Employee will not at any time use any confidential information acquired by him during his employment with the Company in any manner contrary to the interests of the Company.

         6. SEVERANCE COMPENSATION. If Employee's employment is terminated during the Term of this Agreement for any reason whatsoever, or for no reason at all, Employee shall be entitled to the following:

                  A. For a period of time equal to two (2) times the otherwise remaining Term, commencing immediately after the date of Employee's termination, Company shall pay Employee an aggregate annual amount equal to fifty percent (50%) of Employee's then current salary; and the amounts payable hereunder shall be payable in semi-monthly installments throughout such period;

                  B. To the extent Employee has a vested interest in any shares of stock of the Company as of the date of termination, such shares shall be the sole property of Employee and shall be under the sole control of the Employee; however, Employee shall have no ownership right to any shares which have not vested;

                  C. Employee and his family shall continue to be eligible for group medical coverage, at Employee's personal expense, under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"), as amended, for such duration as provided by existing law at the time of termination;
                  D. The term of this Agreement (the "Term") shall be the five
         (5) year period beginning on the execution hereof; provided, however, the Term shall be automatically extended by one year upon the first anniversary of the execution hereof, and upon each anniversary thereafter, such that, on any given date prior to Employee reaching the age of seventy (70) years old, this Agreement shall always evidence a five (5) year commitment;

                  E. Notwithstanding the above, unless sooner terminated, Employee's employment shall terminate and the Term of this Agreement shall expire upon Employee reaching the age of seventy (70) years old. Immediately upon reaching the age of seventy (70) years old, Employee, if he is then employed by the Company, shall be entitled to receive from the Company an amount equal to fifty percent (50%) of his last year's salary in each of the five (5) years first following Employee's seventieth (70th) birthday; provided that no amount shall be payable to Employee under this paragraph for any year in which Employee has not agreed, and has not made himself available, to provide at least ninety
         (90) days of consulting services to the Company for such year; and

                  F. Should Employee die during the Term of this Agreement or while there are any amounts which would otherwise be payable to Employee hereunder, the

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         amounts payable to Employee hereunder shall be paid instead to
         Employee's estate or designated beneficiary.

         7.       CUSTOMER RECORDS.

                  A. EMPLOYEE'S OBLIGATIONS REGARDING CUSTOMER RECORDS. Employee acknowledges that the list of the Company's customers or clients as it may exist from time to time is a valuable, special and unique asset of the Company's business. Employee shall not, during or after his employment with the Company, divulge, furnish or make accessible to anyone (other than in the regular course of the Company's business) any names, addresses or telephone numbers of those individuals who conduct business with the Company, unless Employee has been lawfully required, or permitted by the Company in writing, to do so. In addition, the contents of customers' files or portfolios, or any other such information shall be kept confidential during and after Employee's employment with the Company unless Employee has been lawfully required to disclose such information or permitted by the Company in writing to do so. All original records and all copies thereof of those customers who do business with the Company, including names, or any other such information, as well as all other secrets and confidential information of the Company shall remain the property of the Company during and after Employee's employment with the Company.

                  B. INJUNCTIVE RELIEF FOR BREACH. In the event of a breach or threatened breach by Employee of the provisions of this section, the Company shall be entitled to an injunction restraining Employee from disclosing, in whole or in part, the list of the Company's customers, any names, addresses or telephone numbers of those individuals who conduct business with the Company, or from rendering any services to any person, firm, partnership, joint venture, association, or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Employee.

         8.       CONFIDENTIAL INFORMATION.

                  A. EMPLOYEE'S OBLIGATIONS REGARDING CONFIDENTIAL INFORMATION. Employee has in the past and may in the future develop, obtain or learn about confidential information which is the property of the Company or which the Company is under obligation not to disclose. Employee agrees to use his best efforts and appropriate diligence to guard and protect said information, to treat such information as confidential, and Employee agrees that Employee will not, during or after the period of his employment with the Company, use for Employee or others, or divulge to others any of said confidential information which Employee may develop, obtain or learn about during or as a result of his employment with the Company, unless he is authorized to do so by the Company in writing. Employee further agrees that if his employment is terminated, Employee will not take, but will leave with the Company or

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         return to the Company, all documents, records and papers and all matters of whatever nature which bears or may bear the Company's confidential information or which is related to the Company.

                  B. DEFINITION OF CONFIDENTIAL INFORMATION. For purposes of this Agreement, the term "confidential information" shall include but not be limited to the following: customer lists; product designs; pricing policies; marketing strategies; business contacts; business plans; computer software, including all rights under licenses and other contracts relating thereto; source code and all documents relating thereto; all intellectual property including without limitation all trademarks, trademark registrations and applications, service marks, copyrights, patents, trade secrets, proprietary marketing information and know-how; books and records including lists of customers; credit reports; sales records; price lists; sales literature; advertising material; manuals; processes; technology; designs; statistics data; techniques; or any information of whatever nature which gives to the Company an opportunity to obtain an advantage over its competitors who do not know or use it, but it is understood that said terms do not include knowledge, skills or information which is common to the trade or profession of Employee or which has been independently obtained by Employee. "Confidential information" shall not include: (i) information that has become publicly available or generally known other than through a breach of this Agreement; or (ii) information that is lawfully required to be disclosed.

                  C. CONTACT WITH CUSTOMERS. Upon Employee's termination of employment with the Company, Employee agrees that for a period of one
         (1) year from the date of termination of his employment, he shall not contact any of the Company's customers regarding any matters pertaining to the business relationships of the Company.

                  D. INJUNCTIVE RELIEF FOR BREACH. In the event of a breach or threatened breach by the Employee of the provisions of this section, the Company shall be entitled to an injunction restraining Employee from disclosing, in whole or in part, any confidential information, or from rendering any services to any person, firm, partnership, joint venture, association, or other entity to whom such confidential information, in whole or in part, has been disclosed. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Employee.

         9.       COVENANT NOT TO COMPETE.

                  A. INTERESTS TO BE PROTECTED. The parties acknowledge that during the course of his employment, Employee will perform essential services for the Company and for clients of the Company. Therefore, Employee will be given an opportunity to meet, work with and develop close working relationships with the Company's clients on a first-hand basis and will gain valuable insight as to the clients' operations, personnel and need for services. In addition, Employee will be exposed to, have access to, and be

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         required to work with, a considerable amount of the Company's confidential and proprietary information, including but not limited to: information concerning the Company's methods of operation, financial information, strategic planning, operational budget and strategies, payroll data, computer systems, marketing plans and strategies, merger and acquisition strategies, and customer lists. The parties also acknowledge that Employee holds a key position in the Company and that replacing Employee would require the Company to incur substantial expense. The parties recognize that should Employee compete with the Company in any manner whatsoever, it could seriously impair the goodwill and diminish the value of the Company's business. The parties acknowledge that the covenant not to compete contained in this section has an extended duration; however, they agree that this covenant is reasonable and necessary for the protection of the Company, its shareholders and employees. For these and other reasons, the parties agree that the following restrictive covenants are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, each party has been given the opportunity to consult with independent legal counsel before entering into this Agreement.

                  B. RESTRICTIONS ON COMPETITION. Employee agrees that he shall not while he is then employed by the Company and for a period of one
         (1) year thereafter, either as principal, partner, joint venturer, officer, director, consultant, member, employee or otherwise, own any controlling interest in, manage, control, render services for, or in any manner engage in any business competing, with the business of the Company in any state of the United States or foreign country in which the Company is conducting business on the date of Employee's termination. Notwithstanding this restriction, Employee may invest in, own all or any portion of, manage, control, or render services for, any real estate project that is at least five miles from any real estate project owned or controlled by the Company.

                  C. JUDICIAL AMENDMENT. If the scope of any provision of this Agreement is found by any Court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, it shall not affect the validity of the remaining provisions of this Agreement.

                  D. INJUNCTION; REMEDIES FOR BREACH. Since a breach of the provisions of this section of the Agreement may not adequately be remedied by money damages, the Company shall be entitled, in addition to any other right or remedy available to it at law or equity, to an injunction restraining the breach or threatened breach and to specific performance of any provision of this section of this Agreement, and, in either case, no bond or other security shall be required in connection therewith.

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         10. NOTICES. All notices provided for by this Agreement shall be made in writing either (i) by actual delivery of the notice into the hands of the parties thereunto entitled or (ii) the mailing of the notice in the United States mail to the address, as stated below (or at such other address as may have been designated by written notice) of the party entitled thereto, by certified mail, return receipt requested. The notice shall be deemed to be received on the date of its actual receipt of the party entitled thereto. All communications shall be in writing and, if sent to the Company, shall be delivered to:

                           Great Western Land and Recreation, Inc.
                           5115 N. Scottsdale Road, Suite 101
                           Scottsdale, Arizona  85251
                           Attention:
                           Fax:  (480) 949-6009


and, if sent to the Employee, shall be delivered to:

                           Jay N. Torok
                           7656 E. Sweetwater Avenue
                           Scottsdale, Arizona  85260
                           Fax:  (480) 443-8579

         11. ASSIGNMENT. This Agreement shall not be assigned without the prior written consent of each of the parties.

         12.      MISCELLANEOUS.

                 A. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Arizona.

                  B. WAIVER. No waiver or modification of this Agreement shall be valid unless in writing and duly executed by the party to be charged therewith. Waiver by either party hereto of any breach or default by the other party of any of the terms and provisions of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waiver.

                  C. SEVERABILITY. All agreements, provisions, representations, warranties and covenants contained herein are severable, and in the event that any one or more of them shall be held to be invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby, and this Agreement shall be interpreted as if such invalid, illegal or unenforceable agreements, provisions or covenants were not contained herein.

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                  D.       GENDER. Whenever the context requires, the masculine
         shall include the feminine and neuter.

                  E. ENTIRE AGREEMENT. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties hereto provided, and supersedes all prior understandings or agreements, whether oral or in writing. Any and all agreements between the parties hereto, whether oral or in writing, prior to the date hereof shall be deemed null and void. No amendment to this Agreement will be valid or enforceable unless it is in writing and signed by Employee and the Company.

                  F. PARTIES. This Agreement shall be binding upon and inure to the benefit to the parties hereto, their legal representatives, heirs and successors and permitted assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of, or by virtue of, this Agreement or any provision herein contained.


                  G. ATTORNEY'S FEES. The prevailing party in any litigation hereunder shall be entitled to the recovery of its reasonable attorneys' fees and costs from the other party.

                  H.       COUNTERPARTS. This Agreement may be executed in two
         (2) or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above-written.

"COMPANY"                                           "EMPLOYEE"

GREAT WESTERN LAND AND                              JAY N. TOROK
RECREATION, INC.,


By:         /s/ William D. Szilagyi                     /s/ Jay N. Torok
      ----------------------------------            --------------------------
      William D. Szilagyi
      Senior Vice President


By:         /s/ Holly Rice
      ---------------------------------------
      Holly Rice, Assistant Secretary


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